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                                                                       EXHIBIT 5

                             PIPER & MARBURY, L.L.P.
                              CHARLES CENTER SOUTH
                             36 SOUTH CHARLES STREET
                         BALTIMORE, MARYLAND 21021-3018
                        (410) 539-2530 (410) 539-0489 FAX




December 24, 1997


SIMON DEBARTOLO GROUP, INC.
115 West Washington Street
Indianapolis, Indiana  46204

                                                     Simon DeBartolo Group, Inc.

Ladies and Gentlemen:

         We have acted as Maryland counsel to Simon DeBartolo Group, Inc., a Maryland corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), pursuant to a Registration Statement on Form S-3 of the Company (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission"), of 1,534,330 shares of Common Stock, par value $.0001 per share, of the Company (the "Shares"). The Shares are to be issued and sold by the Company pursuant to the Agreement for Issuance and Registration of Stock dated December 1, 1997 between the Company and New York State Teachers' Retirement System.

         In our capacity as Maryland counsel to the Company, we have examined the Agreement, the Registration Statement, the Charter and By-Laws of the Company, minutes of the proceedings of the Company's Board of Directors authorizing the issuance and sale of the Shares, a Certificate of Secretary of the Company dated the date hereof (the "Certificate"), a goodstanding certificate, dated a recent date, issued by the Maryland State Department of Assessments and Taxation, and such other documents as we have considered necessary. In such examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies (and the authenticity of the originals of such copies), and that all public records reviewed are accurate and complete. As to factual matters we have relied on the Certificate and have not independently verified the matters stated therein.
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         Based upon the foregoing and having regard for such legal
considerations as we deem relevant, we are of the opinion and so advise you that the Shares have been duly and validly authorized and are validly issued, fully paid, and non-assessable.

         The opinion expressed herein is for the use of the Company in connection with the Registration Statement. This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                             Very truly yours,

                                             /s/ PIPER & MARBURY, L.L.P.